EXHIBIT 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of this 29th day of July, 2013, by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”) and Ryan M. Patch (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement dated as of August 1, 2011 (the “Employment Agreement”); and

WHEREAS, the Company wishes to make secure for itself the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities; and

WHEREAS, the Executive and the Company wish to amend and restate the Employment Agreement in its entirety in the manner set forth herein; and

WHEREAS, the Executive and the Company entered into that certain 2011 Proprietary Rights Agreement effective August 1, 2011 (the “2011 Proprietary Rights Agreement”);

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.           Reference to Employment Agreement.  The Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.

2.           Term.  Subject to the provisions of Section 5 of this Agreement, the Executive shall provide to the Company services hereunder during the term of his employment under this Agreement, which shall be the period ending two (2) years from any date as of which the term is being determined (the “Employment Term”).  The date on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the “Expiration Date.”

3.           Position and Duties.  The Executive shall serve the Company in the capacity of Vice President-Law, General Counsel and Corporate Secretary, shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as may from time to time be prescribed by the Senior Vice President and Chief Financial Officer of the Company, or his designee.  The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities.  The Executive shall devote all of his working time and efforts to the business and affairs of the Company.  The Executive’s principal place of employment shall be located in Wellington, Florida.

4.           Compensation.

(a)           Salary.  During the Employment Term, the Executive shall receive a salary (the “Salary”) payable at the rate of $493,601 per annum.  The Salary shall be subject to adjustment from time to time by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole discretion; provided, however, at no time shall the Salary be adjusted below the Salary then in effect.  The Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions.  The Salary shall be pro-rated for any period of service less than a full year.

(b)           Incentive Bonus.  During the Employment Term, the Executive is eligible to receive an incentive target bonus of 90% of the Salary (or such higher percentage as may be determined by the Compensation Committee) for each fiscal year or portion thereof during which the Executive has been employed hereunder, in accordance with the executive bonus plan then in effect, as determined by the Compensation Committee at the end of the applicable fiscal year.  The incentive bonus shall be paid in accordance with Company policy, but in any event, no later than March 15th of the year following the year in which it shall accrue.

(c)           Expenses.  During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies in effect from time to time.

(d)           Benefits.

(i)           During the Employment Term, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, executive medical expense reimbursement, deferred compensation, and other benefit plans, programs and arrangements made generally available by the Company to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements as in effect from time to time.  In accordance with the Company policies as in effect from time to time, the Executive shall also be entitled to paid vacation in each fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees.

(ii)           In addition, upon the Executive’s Separation from Service for any reason other than Cause, from the Termination Date (as defined in Section 5(a), below) until the third (3rd) anniversary of the Termination Date, the Executive, his spouse/domestic partner and his dependents shall be entitled to (A) all medical, dental and health benefits available from time to time to the Company’s executive officers on similar terms and conditions as active employees (provided that the level of such benefits is not less than the benefits available to Executive on July 1, 2013), as well as, 100% payment for and reimbursement of medical and dental services and costs incurred by Executive, his spouse/domestic partner and dependents, the cost of which is fully paid by the Company, and (B) benefits available under the Company’s executive medical expense reimbursement plan in effect as of the Termination Date, but in no event less than those in effect as of July 1, 2013.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), the Company shall reimburse such medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

(e)           Automobile.  During the Employment Period the Executive will receive an automobile allowance (the “Automobile Allowance”) of $1,100 per month, less applicable taxes, payable in accordance with Company policy in effect from time to time; but in no event later than March 15th of the year following the year in which it accrues.

(f)           Equity Compensation.  So long as employed, the Executive shall be entitled to participate in any applicable equity compensation program in effect from time to time, which program may include stock options or restricted stock awards or units (“Equity Awards”).  Notwithstanding any provision in the applicable award documents, all of the Executive’s Equity Awards will immediately vest and become unrestricted and exercisable until their original stated expiration date, and, to the extent applicable, be settled within thirty (30) days following (i) the Termination Date in the event of the termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason or due to the Executive’s death, Incapacity, or (ii) upon a Change of Control (as defined in Section 5(f), below).  Any Equity Award granted to Executive that is not otherwise accelerated as a result of the termination of Executive’s employment on a specified Termination Date (e.g., termination without Good Reason) will be considered by the Compensation Committee for immediate vesting in connection with any such separation of service with such determination being in the discretion of the Compensation Committee and/or Board of Directors.

5.           Termination and Compensation Thereon.

(a)           Termination.  Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or by the Company at any time and for any reason.  The term “Termination Date” shall mean, if the Executive’s employment is terminated (i) by his death, the date of his death or (ii) for any other reason, the date on which the Executive incurs a Separation from Service.

(b)           Death.  The Executive’s employment shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, provide the benefits set forth in 4(d)(ii) and pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to:

(i)           any accrued and unpaid Salary, Automobile Allowance and vacation time through the Termination Date;

(ii)           any earned but unpaid bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company prior to the Termination Date;

(iii)           the Salary and Automobile Allowance (at the rates in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.

(c)           Incapacity.  If, in the reasonable judgment of the Compensation Committee as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of twelve (12) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the twelve (12)-month period.  In such event, upon the Termination Date, the Company shall provide the benefits set forth in 4(d)(ii) and pay to the Executive a lump-sum payment equal to:

(i)           any accrued and unpaid Salary, Automobile Allowance and vacation time through the Termination Date;

(ii)           any earned but unpaid bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company prior to the Termination Date; and

(iii)           the Salary and Automobile Allowance (at the rates in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.

The lump-sum payment under clauses (i) and (ii) shall be made within thirty (30) days following the Termination Date.  The payment pursuant to clause (iii) shall be made on the date that is six months and one day following the Termination Date.  Any dispute between the Compensation Committee and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Compensation Committee and the Executive or his personal representative, whose decision shall be binding on all parties.

(d)           Termination for Cause; Termination without Good Reason.

(i)           If the Company terminates the Executive’s employment for Cause (as defined in Section 5(d)(ii), below), the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for the unpaid Salary, Automobile Allowance and benefits through the Termination Date, and pursuant to Sections 14 and 15 hereof (addressing Code Section 409A to the extent applicable), Section 18 (Indemnification) hereof, or other indemnification available to Executive by agreement, insurance, law, equity, or the Company’s organizational documents.

(ii)           For purposes of this Agreement, “Cause” shall mean (A) after receipt of written notice from the Chief Financial Officer or the Board of Directors, and a reasonable opportunity to cure, the Executive’s willful and continued failure, refusal or neglect to substantially perform and discharge his powers, duties and responsibilities under this Agreement (including duties prescribed by the Senior Vice President and Chief Financial Officer pursuant to Section 3 above), (B) after receipt of written notice from the Chief Financial Officer or the Board of Directors, and a reasonable opportunity to cure, the Executive’s willful, continued and intentional breach of any fiduciary duties the Executive may have because of any position the Executive holds with the Company or any subsidiary or affiliate thereof, or (C) the Executive’s conviction of a felony by a court of competent jurisdiction in a judgment which has become final and non-appealable.

(iii)           Except as otherwise provided in this Agreement, if the Executive resigns his employment without Good Reason, then the Company shall provide the benefits set forth in 4(d)(ii) and pay to the Executive a lump-sum payment equal to:

1.           any accrued and unpaid Salary, Automobile Allowance and vacation time through the Termination Date; and

2.           any earned but unpaid bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company prior to the Termination Date.

(iv)           The lump-sum payment under clauses (1) – (2) shall be made within thirty (30) days following the Termination Date.

(e)           Termination without Cause; Termination for Good Reason.  The Company may terminate the Executive’s employment hereunder at any time without Cause and the Executive may terminate his employment with “Good Reason” (as defined below).  If the Executive’s employment is terminated by the Company without Cause, or the Employee terminates his employment with Good Reason, then, on the Termination Date, the Company shall provide the benefits set forth in 4(d)(ii) and pay to the Executive a lump-sum payment equal to:

(i)           any accrued and unpaid Salary, Automobile Allowance and vacation time through the Termination Date;

(ii)           any earned but unpaid bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company prior to the Termination Date;

(iii)           the Salary and Automobile Allowance payable (at the rates in effect as of the Termination Date) during the period from the Termination Date through the Expiration Date;

(iv)           one (1) times the Salary and Automobile Allowance in effect as of the Termination Date, which sum amount shall not be pro-rated and shall be paid in addition to the Salary due and payable under (i) and (iii) above; and

(v)           a lump sum equal to his target incentive bonus for the year in which the Termination Date occurs.

The lump-sum payment under clauses (i) – (v) shall be made within thirty (30) days following the Termination Date, provided, however, to the extent that Section 409A applies, the payments pursuant to clauses (iii) - (v) shall be made on the date that is six (6) months and one (1) day following the Termination Date.

(vi)           For purposes of this Agreement, “Good Reason” means:

1.           a decrease in Executive’s Salary or a failure by the Company to pay material compensation due and payable to Executive in connection with his employment;

2.           a change in Executive’s responsibilities, positions, duties, status, title or reporting relationships;

3.           Executive ceasing to be the Vice President-Law, General Counsel and Corporate Secretary of the Company pursuant to this Agreement (or such other positions Executive holds (1) immediately prior to the Change of Control date, if applicable, or (2), solely for purposes of Section 5(e), thirty (30) days prior to the Termination Date);

4.           requiring Executive to be based at any office or location that is anywhere other than Executive’s principal place of employment; or

5.           a material breach by the Company of any term or provisions of this Agreement;

provided that Executive has given notice thereof to the Company and the Company has not cured the Good Reason, if applicable, within thirty (30) days after receiving such notice.

(f)           Change of Control.

(i)           If a “Change of Control” (as defined in Section 5(f)(ii), below) occurs during the Employment Term, the Executive’s employment shall be terminated as of the effective date of the Change of Control by the Company and the Company or its successor in interest shall provide the benefits set forth in 4(d)(ii) and pay to the Executive a lump-sum payment equal to:

1.           any accrued and unpaid Salary, Automobile Allowance and vacation time through the Termination Date;

2.           any earned but unpaid bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company prior to the Termination Date;

3.           the Salary and Automobile Allowance (at the rates in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date;

4.           a lump sum amount equal to one (1) times the Salary and Automobile Allowance in effect as of the Termination Date, which lump sum amount shall not be pro-rated and shall be paid in addition to the Salary due and payable under clauses (1) and (3) above; and

5.           a lump sum equal to his target incentive bonus for the year in which the Termination Date occurs.

The lump-sum payment shall be made to Executive on the Termination Date.

(ii)           For purposes of this Agreement, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A.

(iii)           A Change of Control shall occur on the effective date of any event specified in Section 5(f)(ii) above.  In connection with any determination of ownership for purposes of Section 5(f)(ii) above, the attribution rules of Section 318(a) of the Code shall apply.

(iv)           The obligations of the Company pursuant to this Section shall survive any termination of this Agreement or the Executive’s employment or any resignation of such employment by the Executive pursuant to this Section 5.

(g)           Subject to timely payment of the foregoing amounts set forth in Section 5(f) and the provision of benefits pursuant to 4(d)(ii), above and the Company’s compliance with the other foregoing terms, the Company shall have the option, upon providing written notice to Executive on or before the Termination Date, to re-hire the Executive for employment with the Company, its purchaser or its successor for a minimum of twelve (12) months and up to twenty four (24) months beyond the Termination Date at the same Salary, bonuses, Equity Awards, benefits and Automobile Allowance (and at the Executive’s same Company location) as in effect as of the Termination Date in exchange for the same services from the Executive as contemplated by Section 3 of this Agreement, and on such additional terms as the Company and Executive may agree.  In such event, the benefits to be provided to Executive under Section 4(d)(ii) following a Separation of Service shall commence on the expiration of such new 12 to 24 month employment period, as applicable, as opposed to the Termination Date.

6.           Amendments.  No amendment to this Agreement or any Exhibit hereto shall be effective unless it shall be in writing and signed by each party hereto.

7.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: Senior Vice President and Chief Financial Officer

If to the Executive, to him at:

Ryan M. Patch
2172 Queen Palm Road
Boca Raton, FL 33432

8.           Entire Agreement.  This Agreement and the 2011 Proprietary Rights Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

9.           Mutual Waiver.                                Except in the event of a termination for Cause, the Executive and the Company agree to sign a mutual waiver and release of claims agreement effective as of the Termination Date, substantially in the form attached hereto as Exhibit A, and hereby incorporated by reference (the “Mutual Waiver”).

10.           Headings.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

11.           Counterparts.  This Agreement may be executed in any number of counterparts, which together shall constitute one instrument.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

13.           Withholding.  Without limiting the effect of Sections 14 and 15, all payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14.           Section 409A.

(a)           If any amounts that become due under Sections 4(f) or 5 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)           Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “Specified Employee” (as defined in Section 14(c), below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first business day following the date that is six months after the Executive’s Separation from Service (as defined in Section 14(c), below) for any reason other than death or (ii) the Executive’s date of death.  The provisions of this Section 14(b) shall only apply if required to comply with Section 409A.

(c)           For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)           It is intended that the terms and conditions of this Agreement comply with Section 409A.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A, provided, however, that no such amendment shall have the effect of reducing the amount of any payment or benefit payable to Executive pursuant to this Agreement.  This Section 14(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)           Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

15.           Certain Additional Payments.

(a)           In the event that any amount or benefit paid, distributed or otherwise provided to the Executive by the Company pursuant to this Agreement determined without regard to any additional payment required under this Section 15 (the “Covered Payments”), would be subject to the additional taxes, interest and penalties imposed by Section 409A (such additional taxes, interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment,”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Covered Payments, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.  For this purpose, all income taxes will be assumed to apply to the Executive at the highest marginal rate.

(b)           A nationally recognized firm of independent accountants, selected by the Company shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  Such accounting firm shall apply the provisions of this Section 15 in a reasonable manner and in good faith in accordance with the then prevailing practices in the interpretation and application of Section 409A.  For purposes of applying the provisions of this Section 15, the Company shall be entitled to rely on the written advice of legal counsel or such accounting firm as to whether one or more Covered Payments is subject to the provisions of Section 409A.

(c)           The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within thirty (30) calendar days after the date that such accounting firm has been engaged to make such determinations or such other time as requested by the Company or the Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Covered Payment, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Covered Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and the Executive.

(d)           The Gross-Up Payment shall be paid within thirty (30) days after such amount is determined by the Company in accordance with the provisions of this Section 15, but in no event later than the last day of the calendar year following the calendar year in which the Executive remits the Excise Tax.

16.           Enforceability; Waiver.  The invalidity and unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

17.           Legal Fees.                      In the event of a dispute between the parties with respect to any payments due hereunder in connection with Incapacity, a termination by the Company without Cause, a termination by the Executive “for” or “without” Good Reason, or in connection with a Change of Control, the Company shall pay the costs of all legal fees and dispute related costs and expenses incurred in connection with such dispute.  Such costs and expenses shall be provided to Executive in a timely manner, such as monthly.

18.           Indemnification.  To the maximum extent permitted under the law of the State of Delaware as from time to time in effect, and subject to any mandatory exclusion of indemnification under Delaware law applicable to the indemnification of Executive under this Section 18, the Company hereby agrees to indemnify and defend Executive and hold him harmless from, against and in respect of any and all actions, suits, proceedings, demands, judgments, claims, appeals and any  costs, expenses, damages, losses, and liabilities incurred or suffered in connection therewith  arising from or related to the performance of the services under this Agreement by  Executive.  The foregoing is not exclusive of any other indemnification rights available to Executive arising under any by-law, Certificate of Incorporation, insurance policy , agreement, vote of directors or stockholders,  or otherwise.

19.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  This Agreement may be assigned by the Company.  The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

20.           Survival.  The entitlement of the Executive and the obligations of the Company pursuant to Sections 4(d)(ii), 4(f), and 5 through 20 hereof shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Amended and Restated Employment Agreement as of the date first written above.

EXECUTIVE

/s/ Ryan M. Patch
Ryan M. Patch

B/E AEROSPACE, INC.

/s/ Thomas P. McCaffrey
Thomas P. McCaffrey,
Senior Vice President and Chief Financial Officer

Exhibit A

Form of Mutual Waiver Agreement

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”), is made as of ______ __, 20___, by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”) and Ryan M. Patch (“Employee”), for the purpose of memorializing the terms and conditions of the Employee’s departure from the Company’s employment.

Now, therefore, in consideration of the sum of one dollar ($1.00) and the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (the “Settlement Consideration”), the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Termination; Employment Agreement.  Effective _________, 20__, Employee’s employment with the Company was terminated.  Upon Employee’s termination, Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Amended and Restated Employment Agreement, dated as of ______, 2013, by and between Employee and the Company (the “Employment Agreement”).

2.           Non-Released Claims.

(a)           Employee Non-Released Claims.                                                      It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of the Company’s, its agent, representative or designee’s obligations to Employee (i) that are specified in the Employment Agreement as surviving the termination of Employee’s employment, (ii) that arise out of or from respondeat superior principles, (iii) for claims for indemnification and defense under any organizational documents, agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (iii) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan, and (iv) any claims not waivable under applicable law, collectively, the “Employee Non-Released Company Claims”.

(b)           Company Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Employee’s termination of employment, including those specified in the Employment Agreement, (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company, and (iii) any claims not waivable by the Company under applicable law, collectively, the “Company Non-Released Employee Claims”.

3.           General Release in Favor of the Company:  Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.  Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:

(a)           any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);

(b)           any and all claims, relating to Employee’s employment by the Company,  the terms and conditions of such employment, employee benefits related to Employee’s employment, the termination of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(c)           any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act of 1992, the Florida Whistle-Blower Law (Fla. Stat. § 448.101 et seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution;

(d)           any and all claims under any contract, whether express or implied;

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(e)           any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(f)           any and all claims for violation of any statutory or administrative rules, regulations or codes;

(g)           any and all claims for attorneys' fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.

4.           General Release in Favor of Employee.  The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes of action whatsoever, known or unknown, including any and all claims of the common law of the State of Florida, including but not limited to breach of contract (whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys’ fees and costs and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement, except for the Company Non-Released Employee Claims.

5.           Non-Disparagement.  The parties agree that they will not (a) disparage or encourage or induce others to disparage the other party (including, without limitation, the Releasees and the Releasers), or (b) engage in any conduct or induce any other person to engage in any conduct that is any way injurious to either party's (including, without limitation, the Releasees' or the Releasers’) reputation and interests (including, without limitation, any negative or derogatory statements or writings).

6.           Covenants not to Sue.

(a)           Employee Covenant not to Sue.  Employee represents and warrants that to date, he has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee.  Without in any way limiting the generality of the foregoing, Employee hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims.  Employee agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

(b)           Company Covenant not to Sue.  The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser.  Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims.  The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

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7.           No Admission.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees, has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever.

8.           Effectiveness.  This Agreement shall not become effective until the eighth day following Employee’s signing of this Agreement (“Effective Date”) and Employee may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attn: Alex Kim, Associate General Counsel – M&A/Corporate Transactions

In the event that Employee revokes this Agreement prior to the eighth day after his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

9.           Employee Acknowledgement.  Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution.  Employee further acknowledges that he has read this Agreement in its entirety, that he fully understands all of its terms and their significance, that he has signed it voluntarily and of Employee’s own free will, and that Employee intends to abide by its provisions without exception.

10.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.

11.           Entire Agreement.  This Agreement and the Employment Agreement, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally.  Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein.  No other promises or agreements shall be binding unless in writing and signed by the parties.

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12.           General Provisions.

(a)           Governing Law; Jurisdiction; Venue.  This Agreement shall be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida's conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Palm Beach County.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue in such Florida court.

(b)           Prevailing Party.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

(c)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)           Binding Effect.  This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.

(e)           Interpretation.  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

B/E AEROSPACE, INC.

By:
Ryan M. Patch		PRINT NAME:
TITLE:
STATE OF FLORIDA	)
) ss.
COUNTY OF ___________	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Ryan M. Patch, to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same.  This individual is personally known to me or has produced a ______________________ as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this _____ day of ________, 20__.

Notary Public
My Commission Expires:

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